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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-____________) pertaining to the Y Share Scheme of Cramer Systems Group Limited, of our reports dated November 30, 2006, with respect to the consolidated financial statements and schedule of Amdocs Limited, Amdocs Limited management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Amdocs Limited, included in its Annual Report (Form 20-F) for the year ended September 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY
December 12, 2006